Exhibit h(27)

MASTER SERVICES AGREEMENT

This Agreement, dated January 10, 2020 is between Domini Investment Trust (the “Trust”), a Massachusetts business trust, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio.

Background

The Trust is an open-end management investment company registered or to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and it desires that Ultimus perform certain services for each of its series listed on Schedule A (as amended from time to time) (individually referred to herein as a “Fund” and collectively as the “Funds”). Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

The Trust retains Ultimus to act as the service provider on behalf of each Fund for the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

☐    Fund Accounting Addendum

☐    Fund Administration Addendum

☒    Transfer Agent and Shareholder Servicing Addendum

Each selected Addendum is incorporated by reference into this Agreement.

2.	Allocation of Charges and Expenses

2.1.

Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Trust who are affiliated persons of Ultimus, except when such person is serving as the Trust’s chief compliance officer.

2.2.

The Trust, on behalf of each Fund, assumes and shall pay or cause to be paid all other expenses of the Trust or a Fund not otherwise allocated under this Section 2, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy statements and related materials, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of Ultimus or the investment adviser(s) to the Trust, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

3.	Compensation

3.1.

The Trust, on behalf of each Fund, shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement.

3.2.

If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar month’s worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Trust shall promptly pay Ultimus’ compensation for the preceding month.

3.3.

In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4.

In the event that any fees are disputed, the Trust shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Trust documentation which reasonably supports the disputed charges.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, the Trust, on behalf of each Fund, agrees to reimburse Ultimus for its actual out-of-pocket expenses in providing services hereunder, if applicable, including, without limitation, the following:

4.1.

Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Trust’s Board of Trustees (the “Board”) or any committee thereof and shareholders’ meetings;

4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Trust;

4.3.

All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Trust, the Trust’s investment adviser(s) or custodian, counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, the Trust’s independent accountants, dealers or others as required for Ultimus to perform the Services;

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 2 of 18

4.4.	The cost of obtaining primary and secondary security market quotes and any securities data, including but not limited to the cost of fair valuation services;

4.5.	The cost of electronic or other methods of storing records and materials;

4.6.

All fees and expenses incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Trust;

4.7.

Any expenses Ultimus shall incur at the direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes;

4.8.	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”); and

4.9.	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

5.	Maintenance of Books and Records; Record Retention

5.1.

Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act.

5.2.	Ownership of Records

A.

Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Trust or Fund.

B.

Ultimus agrees to provide the Client Records to the Trust or a Fund, at the expense of the Trust or Fund, upon reasonable request, and to make such books and records available for inspection by the Trust, a Fund, or its regulators at reasonable times.

C.

Ultimus agrees to furnish to the Trust or a Fund, at the expense of the Trust or Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Trust or Fund or, upon the written request of the Trust or Fund, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Trust or Fund with copies as soon as reasonably practical after the termination.

5.3.	Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 3 of 18

5.4.

If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Trust or Fund of such request(s) so that the Trust or Fund may seek, at the expense of the Trust or Fund, an appropriate protective order.

6.	Subcontracting

Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor.

7.	Effective Date

7.1.

This Agreement shall become effective as of the date that Ultimus begins providing the Services with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the “Agreement Effective Date”).

7.2.

Each Addendum shall become effective as of the date first written in the Addendum with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation).

8.	Term

8.1.

Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of five years from the Agreement Effective Date (the “Initial Term”).

8.2.	Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”).

8.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.

Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate the Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)

a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)

the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 4 of 18

the parties fail to come to agreement on the position within the 30 day notice period;

(3)

a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(4)	notification of a recordkeeping system conversion to any other system without the Trust’s prior written consent;

(5)

the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect.

B.

Out-of-Scope Termination. If a Trust or Fund demands services that are beyond the scope of this Agreement and any incorporated Addendum, and the parties cannot agree on appropriate terms relating to such out-of-scope services, Ultimus may terminate this Agreement upon 60 days’ prior written notice.

C.

End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 90 days prior to the end of the Initial Term or then-current Renewal Term.

D.

Early Termination. Any termination by the Trust or Fund other than termination under Section 8.3.A-C is deemed an “Early Termination”. The Trust that provides a notice of early termination is subject to an “Early Termination Fee” equal to the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter. Notwithstanding the foregoing, the Trust shall be permitted to terminate this Agreement without penalty or an Early Termination Fee if Ultimus provides notification of a conversion of the existing record keeping system for shareholder accounts to any other recordkeeping system without the Trust’s prior written consent.

E.	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

F.

Transition. Upon termination of this Agreement, Ultimus will cooperate with any reasonable request of the Trust to effect a prompt transition to a new service provider selected by the Trust. Ultimus shall be entitled to collect from the Trust, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and (2) a reasonable de-conversion fee as mutually agreed to by the parties.

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 5 of 18

G.

Liquidation. Upon termination of this Agreement with respect to the Trust or a Fund due to the liquidation of the Trust or such Fund, Ultimus shall be entitled to collect from the Trust, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including, without limitation, the delivery to the Trust or its designees of the Trust’s property, records, instruments, and documents, and (2) a reasonable liquidation fee as mutually agreed to by the parties.

H.

The Trust may terminate this Agreement prior to the commencement of the Initial Term without penalty if Ultimus has failed to take any of the following actions by March 31, 2020: (1) implemented a new investor-facing web portal allowing for fully functional online account opening, utilizing bank account verification technology; (2) selected and implemented a named IRA custodian provider for shareholder accounts; or (3) selected and implemented a servicing arrangement to facilitate an interest-bearing deposit account solution.

8.4.

No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.	Additional Funds or Classes of Shares

In the event that the Trust establishes one or more series or classes of shares after the Agreement Effective Date, each such series or class of shares shall become, at the discretion of the Trust and Ultimus, a Fund or class of shares of a Fund (as applicable) under this Agreement and shall be added to Schedule A and the applicable Fee Letter(s) as appropriate.

10.	Standard of Care; Limits of Liability; Indemnification

10.1.

Standard of Care. Ultimus shall provide its services as transfer agent in accordance with the applicable provisions of Section 17A of the 1934 Act, Ultimus shall exercise reasonable care, diligence and expertise of a transfer agent having responsibility for providing transfer agent services to investment companies registered under the Investment Company Act. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of its willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)

performing Services or duties pursuant to any oral, written, or electric instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 6 of 18

believes to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the Trust or any Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes);

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	using valuation information provided by the Trust’s approved third-party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing a Fund’s portfolio holdings;

(4)

any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control, including, without limitation, corrupt, faulty or inaccurate data provided to Ultimus by third-parties; and

(5)	any error, action or omission by the Trust or other past or current service provider.

B.

Ultimus may apply to the Trust at any time for instructions and may consult with counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion.

C.

A copy of the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this instrument is executed on behalf of the Trust and not the Trustees individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, shareholders, nominees, agents or employees of a Fund personally but are binding only upon the assets and property of the applicable Fund. (Ultimus shall look only to the assets of the applicable Fund for satisfaction of any claim by or in connection with the services rendered to a Fund under this Agreement, and it shall have no claim against the assets of any other Fund for the satisfaction of such obligations. This Agreement has been signed and delivered on behalf of the Trust by an authorized officer of the Trust, and such execution and delivery by such officer shall not be deemed to have been made by such officer individually or to impose any liability on such officer, the Trustees or the shareholders personally, but shall bind only the Fund as provided in the Declaration of Trust.

D.

Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust or any Fund, the Trust’s or any Fund’s investment adviser or any of the Trust’s or Fund’s other service providers until receipt of written notice thereof from the Trust or Fund (as applicable). As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 7 of 18

E.

The Board has and retains primary responsibility for oversight of all compliance matters relating to the Funds, including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F.

To the maximum extent permitted by law, the Trust agrees to limit Ultimus’ liability for the Trust’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12-month period or the actual time period this Agreement has been in effect if less than 12 months. This limitation shall apply regardless of the cause of action or legal theory asserted.

G.

In no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof. Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties for use in delivering Ultimus’ Services to the Trust or a Fund and Ultimus shall have no duty to independently verify and confirm the accuracy of third-party data. The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

10.3.	Indemnification

A.

Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees, directors, managers, officers, employees, and other agents (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses), except any specified indirect or consequential damages (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or gross negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.	Notwithstanding the foregoing provisions, the Trust or Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A.

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 8 of 18

C.

Upon the assertion of a claim for which either party may be required to indemnify the other, the Indemnitee shall promptly notify the Indemnifying Party of such assertion, and shall keep the Indemnifying Party advised with respect to all developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

D.

The Indemnifying Party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnifying Party may be required to indemnify the Indemnitee except with the Indemnifying Party’s prior written consent.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement.

11.	Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, failure of the mails, transportation, communication, or power supply.

12.	Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)

To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)

For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 9 of 18

(E)

This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)

Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2.    Representations of the Trust. The Trust represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)

(1) as of the close of business on the Agreement Effective Date, each Fund that is then in existence has authorized unlimited shares, and (2) no shares of any Fund will be offered to the public until the Trust’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act, has been declared or becomes effective and all required state securities law filings have been made.

(B)

It shall cause the investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for each Fund to cooperate with Ultimus and to provide it with such information, documents, and advice relating to the Fund as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement.

(C)

The Trust’s Agreement and Declaration of Trust, Bylaws, registration statement and each Fund’s organizational documents, and prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(D)

Each of the employees of Ultimus that serves or has served at any time as an officer of the Trust, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Trust’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Trust’s Declaration of Trust and Bylaws regarding indemnification of its officers. The Trust shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be canceled or terminated.

(E)

Any officer of the Trust shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Trust (an “Authorized Person”) (unless such authority is limited in a writing from the Trust and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 10 of 18

13.	Insurance

13.1.

Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2.

Notice of Claims. As it relates to the Services provided to the Trust under this Agreement, each party shall notify the other party of any material claims against the notifying party under such insurance, whether or not the party is covered by insurance, and, if requested by the non-notifying party shall aggregate and disclose all outstanding claims against the notifying party.

13.3.

Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14.	Information Provided By The Trust

14.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Trust will furnish to Ultimus the following:

(A)	copies of the Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Trust’s Bylaws and any amendments thereto;

(C)

certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Ultimus thereunder;

(D)	a list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Trust’s registration statement and all amendments thereto filed with the SEC pursuant to the Securities Act and the Investment Company Act;

(F)	the Trust’s notification of registration under the Investment Company Act on Form N-8A as filed with the SEC;

(G)	the Trust’s current prospectus and statement of additional information for each Fund;

(H)

an accurate, current list of shareholders of each existing series of the Trust, if applicable, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 11 of 18

(I)	copies of the current plan of distribution adopted by the Trust under Rule 12b-1 under the Investment Company Act for each Fund, if applicable;

(J)	copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for each Fund;

(K)	copies of the current underwriting agreement for each Fund;

(L)

contact information for each Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(M)	a copy of procedures adopted by the Trust in accordance with Rule 38a-1 under the Investment Company Act.

14.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Trust will furnish to Ultimus any amendments to the items listed in Section 14.1.

15.	Compliance with Law

The Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of a Fund and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Trust or a Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

16.	Privacy and Confidentiality

16.1.

Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 12 of 18

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

16.2.

Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Trust. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

16.3.	Treatment of Confidential Information

(A)

Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)

Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)	Each party further agrees that:

(1)

The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement, and consistent therewith, may disclose or provide access to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements and make copies of Confidential Information to the extent reasonably necessary to carry out its obligations under this Agreement;

(2)

Notwithstanding the foregoing, the Receiving Party may release Confidential Information as permitted or required by law or approved in writing by the Disclosing party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information;

(3)

Additionally, Ultimus may provide Confidential Information, except Customer Information, typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

(4)	The Receiving Party may disclose or provide access only to its employees or agents who have a need to know and are party to adequate confidentiality

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 13 of 18

agreements or arrangements or otherwise have an obligation of confidentiality, and the Receiving Party or its employees may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations under this Agreement; and

(5)

The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

16.4.	Privacy.

16.4.1.

Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall implement procedures reasonably designed to limit disclosure of the non-public Personal Information of shareholders and former shareholders of the Trust provided pursuant to or obtained under this Agreement to disclosures appropriate to carrying out the activities contemplated by this Agreement or as otherwise agreed in writing or permitted by law or regulation. Ultimus agrees to implement procedures reasonably designed to protect “personal information”, as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth (“Massachusetts Privacy Regulation”), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations. Ultimus will implement and maintain a comprehensive information security program with written policies and procedures reasonably designed to: (i) protect the security and confidentiality of personal information; (ii) protect against any anticipated threats or hazards to the security or integrity of personal information; (iii) protect against unauthorized access to or use of personal information that could result in substantial harm or inconvenience to individuals, and (iv) provide for appropriate disposal of personal information.

16.4.2.

Ultimus shall notify the Trust of any unauthorized access to or use of or loss or theft of unencrypted Personal Information of shareholders or former shareholders of the Trust from Ultimus’s computer systems, from persons or property under Ultimus’s control, or due to any act or failure to act of Ultimus, which requires notification to affected individuals under applicable law or regulatory guideline (“Security Event”) as soon as practicable after conducting a reasonable inquiry into the circumstances of the incident and determining in accordance with Ultimus’s data security procedures that a Security Event has occurred, and shall (i) promptly take commercially reasonable measures to prevent any further unauthorized access to or use of or loss or theft of unencrypted personal information on account of the Security Event, (ii) take commercially reasonable measures to prevent a recurrence of the events or circumstances underlying the particular Security Event, and (iii) provide such information and cooperation as may be reasonably requested by law enforcement agencies and regulatory agencies having jurisdiction over the Trust, and (iv) provide the Trust in writing with summary of the material features of the Security Event and actions taken pursuant to clause (ii) above (subject to Ultimus’s policies regarding disclosure of information regarding data security measures). Ultimus shall provide such assistance as the Trust may reasonably request to enable the Trust to prepare any customer notifications required by applicable law or regulations due to the Security Event and shall provide the Trust in writing with a root cause report of the Security Breach and a summary of the actions taken pursuant to clause (ii) above (subject to Ultimus’s policies regarding disclosure of information regarding data security measures).

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 14 of 18

16.4.3.	“Personal Information” has the same meaning herein as in applicable U.S. federal law and applicable state privacy laws.

16.5.	Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.

17.	Press Release

Within the first 60 days following the Agreement Effective Date, the Trust agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Trust’s written consent prior to publication of such release, which consent shall not be unreasonably denied by the Trust.

18.	Non-Exclusivity

The services of Ultimus rendered to the Trust are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

19.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by final and binding arbitration before the American Arbitration Association in accordance with its Commercial Arbitration Rules and supplemental procedures for Securities Arbitration, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

20.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail overnight delivery, or certified mail at the following address.

20.1.	If to the Trust:

Domini Investment Trust

c/o Domini Impact Investments

180 Maiden Lane, Suite 1302

New York, New York 10038-4925

Attn: Carole M. Laible

cc: General Counsel

20.2.	If to Ultimus:

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 15 of 18

Ultimus Fund Solutions, LLC

Attn: Director of Fund Administration

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

E-mail: FundAdmin@ultimusfundsolutions.com

21.	General Provisions

21.1.

Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2.	Conflicts. In the event of any conflict between this Agreement and any Appendices or Addendum thereto, this Agreement shall control.

21.3.	Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4.	Assignments.

(A)

Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)

The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Trust because of reorganization, recapitalization, or change of domicile.

(C)

Unless this Agreement is terminated in accordance with Section 8 of this Agreement, Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides the Trust at least 90 days’ prior written notice.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

21.5.

Governing Law. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the state of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

21.6.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 16 of 18

21.7.

Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

21.8.

Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 17 of 18

The parties duly executed this Agreement as of January 10, 2020.

	Domini Investment Trust		Ultimus Fund Solutions, LLC

By:	/s/ Carole M. Laible	By:	/s/ William J. Tomkp
Name:	Carole M. Laible	Name:	William J. Tomko
Title:	President	Title:	Executive Vice President

Domini Investment Trust Ultimus Master Services Agreement January 10, 2020	Page 18 of 18

SCHEDULE A

To the

Master Services Agreement

Between

Domini Investment Trust

and

Ultimus Fund Solutions, LLC

Dated January 10, 2020

Fund Portfolio(s)

Domini Impact Equity Fund

Domini Impact International Equity Fund

Domini Impact Bond Fund

Domini Sustainable Solutions Fund (to commence operations 2020)

Transfer Agent and Shareholder Services Addendum

For

Domini Investment Trust

This Addendum, dated January 10, 2020, is between Domini Investment Trust (the “Trust”), on behalf of the Funds listed on Schedule A to that certain Master Services Agreement, dated January 10, 2020, and Ultimus Fund Solutions, LLC (“Ultimus”).

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall provide the Trust with shareholder transaction services, including:

1.1.

process shareholder purchase, redemption, exchange, and transfer orders in accordance with conditions set forth in the applicable Fund’s prospectus(es) applying all applicable redemption or other miscellaneous fees;

1.2.

set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3.	assist shareholders making changes to their account information included in 1.2;

1.4.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5.	issue quarterly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6.

act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7.

record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and issued and outstanding;

1.8.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9.	provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

1.10.	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

1.11.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;

1.12.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares;

Domini Investment Trust Transfer Agent and Shareholder Services Fee Letter	Page 1 of 10

1.13.	process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)) including the debit of shareholder bank information for automatic purchases;

1.14.

provide a shareholder portal permitting online account opening and funding that subjects each online purchase, exchange or AIP that is funded by an ACH transactions to a bank account owner verification service approved by the Trust;

1.15.	as appropriate, cancel share certificates when requested in writing by a shareholder.

1.16.

notify on a timely basis the Funds’ investment adviser, accounting agent, and custodian of Share activity and transmit to the blue sky service provider the aggregate transactional data needed to perform state notice filing services; and

1.17.	as reasonably requested by the Fund, provide periodic shareholder lists and statistics to the Trust and certify shareholder lists.

2.	Shareholder Information Services

Ultimus shall provide the Trust with shareholder information services, including:

2.1.	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders;

2.4.	provide a 24-hour voice-response system;

2.5.	provide online access to shareholder account information and Trust data for Trust call center representatives in connection with handling of Non-Transaction Related Calls;

2.6.	answer the Trust’s toll free incoming phone line as applicable; and

2.7.	respond as appropriate to all written inquiries and communications from shareholders relating to shareholder accounts.

3.	Call Center Services

Ultimus shall provide the Trust with call center services as follows:

3.1

Ultimus shall provide a toll-free telephone number (“Contact Number”) governed by an automated process that during the business hours agreed to by the Trust and Ultimus (“Call Center Hours”), which Contact Number does as follows:

3.1.1

provides a voice prompt to callers to elect whether a call pertains to a Transaction- (as defined below) related matter and routes calls subject to the Transaction-related call election directly to the Ultimus call center (“Transaction-Related Call”);

3.1.2	to the extent a call is not a Transaction-Related Call (“Non-Transaction Related Call”), the Contact Number will route calls as follows:

Domini Investment Trust Transfer Agent and Shareholder Services Fee Letter	Page 2 of 10

3.1.2.1

route ten percent (10%) of Non-Transaction Related Calls directly to Ultimus’s call center (“Ultimus Routed Call”) and routes the remaining ninety percent (90% ) of Non-Transaction Related Calls to Domini’s call center (“Domini Routed Call”);

3.1.2.2	route back to the Ultimus call center any Domini Routed Call that is not answered by the Domini call center within the time period agreed upon by Ultimus and the Trust;

3.2

During Call Center Hours, Domini call center personnel may manually re-route Domini Routed Calls to the Ultimus call center if the call relates to a Transaction or requires additional assistance from the Ultimus call center.

3.3

During Call Center Hours, Domini may elect to have all Non-Transaction Related calls routed directly to the Ultimus call center for servicing by Ultimus call center personnel as soon as reasonably practicable upon advance written notification by Domini in the event of a scheduled or unscheduled closing of Domini’s call center.

3.4

Solely for purposes of this Section 3, “Transaction” means (i) share purchases, (ii) share redemptions, (iii) share exchanges in and out of Funds, (iv) establishing and maintaining automatic investment plans and systemic withdrawal plans, and (v) account transfers. Call related to any other request are considered Non-Transaction Related Calls.

4.	Compliance Reporting

4.1.

AML Reporting. Ultimus agrees to provide anti-money laundering services to the Trust’s direct shareholders, to operate the Trust’s customer identification program (“CIP”) for these shareholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Trust’s Board of Trustees (the “Board”), the applicable regulations promulgated by U.S. Department of Treasury under Section 326 of the USA PATRIOT Act (“CIP Regulations”), and with applicable law and regulations.

4.1.1.	To assist the Trust with its CIP designed to ensure the identity of any person opening a new account with a Fund, Ultimus will assist the Fund(s) as follows:

4.1.1.1.

Implement procedures that require that prior to establishing a new account in the Trust, Ultimus obtain the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for the “Customer” (defined for purposes of this Agreement as provided in 31 CFR 1024.100(c)) associated with the new account;

4.1.1.2.

Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which Ultimus may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 1024.220), and may include procedures under which Ultimus personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will

Domini Investment Trust Transfer Agent and Shareholder Services Fee Letter	Page 3 of 10

typically be reliance on results obtained from an information vendor) verification process(es).

4.1.1.3.	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 1024.220(a)(3).

4.1.1.4.	Regularly report to the Trust about measures taken under 4.1.1.1 – 4.1.1.3.

4.1.1.5.

If Ultimus provides services by which prospective Customers may subscribe for shares in the Trust via the Internet or telephone, Ultimus will work with the Trust to notify prospective Customers, consistent with 31 CFR 1024.220(a)(5), about the program conducted by the Trust in accordance with the CIP Regulations.

4.1.1.6.

Certify to the Trust in writing no less frequently than annually that Ultimus has implemented an anti-money laundering program and that it (or its agent) will during the term of this Agreement assist the Trust in complying with the CIP Regulations by performing the functions set forth in Section 4.1..

4.1.1.7.

Provide a written report in a format to be agreed upon by the parties no less frequently than quarterly that reflects a summary of results for government list matching, suspicious activity referrals, foreign correspondent accounts, primary money laundering concerns, FinCen 314(a) Information Requests, CIP records, beneficial owner records, CIP failures, as well as anti-money laundering cases referred to the Trust during the reporting period, as applicable.

4.1.2.

To assist the Trust in complying with the Customer Due Diligence Requirements for Financial Institutions promulgated by the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”)(31 CFR § 1020.230) pursuant to the Bank Secrecy Act (“CDD Rule”), Ultimus will maintain and implement written procedures that are reasonably designed to:

4.1.2.1.

Obtain information of a nature and in a manner permitted or required by the CDD Rule in order to identify each natural person who is a “beneficial owner” (as that term is defined in the CDD Rule) of a legal entity at the time that such legal entity seeks to open an account as a shareholder of the Fund, unless that legal entity is excluded from the CDD Rule or an exemption provided for in the CDD Rule applies; and

4.1.2.2.	Verify the identity of each beneficial owner so identified according to risk-based procedures to the extent reasonable and practicable, in accordance with the minimum requirements of the CDD Rule.

4.1.2.3.

Nothing in Section 4.1 shall be construed to require Ultimus to perform any course of conduct that is not required for Trust compliance with the CIP Regulations or CDD Rule, including by way of illustration and not limitation, the collection of Data Elements or verification of identity for individuals opening Fund accounts through financial intermediaries that use the facilities of the NSCC.

Domini Investment Trust Transfer Agent and Shareholder Services Fee Letter	Page 4 of 10

4.2.

FinCEN Requests Under USA PATRIOT Act Section 314(a). Ultimus will provide the services set forth in this Section 4.2 with respect to FinCEN Section 314(a) information requests (“Information Requests”) received by the Trust. Upon receipt by Ultimus of an Information Request delivered by the Trust in full compliance with all 314(a) Procedures (as defined below), Ultimus will compare information contained in the Information Request against relevant information contained in account records maintained for the Trust. After reviewing for quality assurance purposes, Ultimus will make information relating to potential matches resulting from these comparisons (“Comparison Results”) available to the Trust in a timely manner. In addition, Ultimus will analyze any potential match in conjunction with other relevant activity contained in records for the particular relevant account, and if, after such analysis, Ultimus determines that further investigation is warranted because the activity might constitute “suspicious activity”, as that term is used for purposes of the USA PATRIOT Act, then Ultimus will deliver a suspicious activity referral to the Trust. Ultimus shall have no responsibility for filing any necessary reports with FinCEN based on the Comparison Results or a referral. Such responsibility, as between the Trust and Ultimus, remains the Trust’s exclusive obligation.“314(a) Procedures” means the procedures adopted from time to time by Ultimus governing the delivery and processing of Information Requests transmitted by Ultimus’s clients to Ultimus, including without limitation, requirements governing the timeliness, content, completeness, format and mode of transmissions to Ultimus.

4.3.	U.S. Government List Matching Services.

4.3.1.

On a schedule to be agreed upon between the parties, Ultimus will compare (A) Appropriate List Matching Data contained in Ultimus databases which are maintained for the Fund pursuant to this Agreement (“Fund List Data”) with (B) “U.S. Government Lists”, which is hereby defined to mean the following:

4.3.1.1.

data promulgated in connection with the list of Specially Designated Nationals published by the Office of Foreign Asset Control of the U.S. Department of the Treasury (“OFAC”) and any other sanctions lists or programs administered by OFAC to the extent such lists or programs remain operative and applicable to the Fund (“OFAC Lists”);

4.3.1.2.	data promulgated in connection with the published Financial Action Task Force lists (“FATF Lists”);

4.3.1.3.

data promulgated in connection with determinations by the director (the “Director”) of FinCEN that a foreign jurisdiction, institution, class of transactions, type of account or other matter is a primary money laundering concern (“PMLC Determination”); and

4.3.1.4.

data promulgated in connection with any other lists, programs or determinations (A) which Ultimus determines to be substantially similar in purpose to any of the foregoing lists, programs or determinations, or (B) which Ultimus and the Fund agree in writing to add to the service described in this Section 4.3.1.4.

4.3.2.

In the event that following a comparison of Fund List Data to a U.S. Government List as described in Section 4.3.1, Ultimus determines that any Fund List Data constitutes a “match” with the U.S. Government List in accordance with the criteria applicable to the particular U.S. Government List, Ultimus:

Domini Investment Trust Transfer Agent and Shareholder Services Fee Letter	Page 5 of 10

4.3.2.1.	will notify the Fund of such match;

4.3.2.2.	will send any other notifications required by applicable law or regulation by virtue of the match;

4.3.2.3.

if a match to an OFAC List, will, to the extent required by applicable law or regulation, assist the Fund in taking appropriate steps to block any transactions or attempted transactions to the extent such action may be required by applicable law or regulation;

4.3.2.4.

if a match to the FATF Lists or a PMLC Determination, will, to the extent required by applicable law or regulation, conduct a suspicious activity review of accounts related to the match and, if suspicious activity is detected, will deliver a suspicious activity referral to the Fund;

4.3.2.5.	if a match to a PMLC Determination, will assist the Fund in taking the appropriate special measures imposed by the Director; and

4.3.2.6.	will assist the Fund in taking any other appropriate actions required by applicable law or regulation.

4.3.3.

“Appropriate List Matching Data” means (i) account registration and alternate payee data, to the extent made appropriate by statutes, rules or regulations governing the U.S. Government Lists, (ii) data determined by Ultimus in light of statutes, rules or regulations governing the U.S. Government Lists to be necessary to provide the services described in this Section 4.3, and (iii) data the parties agree in writing to be necessary to provide the services described in this Section 4.3

4.3.4.

Ultimus may fulfill its obligations under this Section 4.3 by utilizing commercially available lists that contain the data promulgated as the U.S. Government Lists, whether such lists consist of data exclusive to one U.S. Government List or of data representing a combination of several watch lists, including several U.S. Government Lists.

4.4.

SAR Referral. Ultimus will review potential suspicious activity and other pertinent account records to determine whether such information reasonably indicates “suspicious activity” has occurred, and if it determines suspicious activity has occurred, deliver a suspicious activity referral to the Trust.

4.5.

Suspicious Activity Monitoring. Ultimus will maintain and implement procedures reasonably designed to assist the Trust in complying with rules promulgated by FinCEN under the Bank Secrecy Act (31. C.F.R § 1024.320) with respect to the monitoring for suspicious activity that may occur in connection with the Trust and its shareholders during Ultimus’s performance of transaction processing and recordkeeping services hereunder and, if, in the course of such monitoring it determines that any of such activities could indicate the existence of suspicious activity and that an investigation of the potential suspicious activity is warranted, then Ultimus will deliver a suspicious activity referral to the Trust.

Domini Investment Trust Transfer Agent and Shareholder Services Fee Letter	Page 6 of 10

4.6.

Red Flags Services. The provisions of this Section 4.6 (the “Red Flags Section”) shall apply in connection with the provision of Ultimus’s “Red Flags Services”, which are hereby defined to mean the following services:

4.6.1.

Ultimus will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through Ultimus with respect to Direct Accounts, and (ii) transactions effected directly through Ultimus by Covered Persons in Covered Accounts. Such controls, as they may be revised from time to time hereunder, are referred to herein as the “Controls”. Solely for purposes of the Red Flags Section, the capitalized terms below will have the respective meaning ascribed to each:

4.6.1.1.

“Red Flag” means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft affecting a Registered Owner or a Covered Person.

4.6.1.2.	“Identity Theft” means a fraud committed or attempted using the identifying information of another person without authority.

4.6.1.3.	“Registered Owner” means the owner of record of a Direct Account on the books and records of the Trust maintained by Ultimus as registrar of the Trust (the “Trust Registry”).

4.6.1.4.	“Covered Person” means the owner of record of a Covered Account on the Trust Registry.

4.6.1.5.

“Direct Account” means an Account established directly with and through Ultimus as a registered account on the Trust Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through Ultimus.

4.6.1.6.

“Covered Account” means an Account established by a financial intermediary for another as the owner of record on the Trust Registry and through which such owner of record has the ability to conduct transactions in Trust shares directly with and through Ultimus.

4.6.1.7.

“Account” means (1) an account holding Trust Shares with respect to which a natural person is the owner of record, and (2) any other account holding Trust Shares with respect to which there is a reasonably foreseeable risk to the particular account owner’s customers from identity theft, including financial, operational, compliance, reputation, or litigation risks.

4.6.2.	Ultimus will provide the Trust with a printed copy of or access to the Controls.

4.6.3.

Ultimus will notify the Trust of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Owner or Covered Person (“Possible Identity Theft”) and assist the Trust in determining the appropriate response of the Trust to the Possible Identity Theft.

Domini Investment Trust Transfer Agent and Shareholder Services Fee Letter	Page 7 of 10

4.6.4.

Ultimus will (A) annually engage an independent auditing firm or other similar firm of independent examiners to conduct an examination of Ultimus’s management’s assertion pertaining to the Controls and issue a report on the results of the examination (the “Examination Report”), and (B) furnish a copy of the Examination Report to the Trust; and

4.6.5.

Upon the Trust’s reasonable request on not more than a quarterly basis, issue a certification in a form determined to be appropriate by Ultimus in its reasonable discretion, certifying to Ultimus’s continuing compliance with the Controls after the date of the most recent Examination Report.

4.7.

Rule 38a-1 Compliance. Ultimus has adopted and implemented written policies and procedures reasonably designed to prevent violations by Ultimus of the Federal Securities Laws (as defined in Rule 38a-1) applicable to Ultimus as transfer agent for the Trust, including policies and procedures relating to Ultimus’s AML services (“38a-1 Policies”). It will periodically review the adequacy of the 38a-1 Policies and the effectiveness of their implementation and will report to the Trust any material changes made to the 38a-1 Policies since the date of the last report. Ultimus will provide the Trust with a report of each matter that it reasonably determines should be considered by the chief compliance officer of the Trust in preparing the report to the Board required by Rule 38a-1. Upon the request of the Trust made upon reasonable notice and not more than once annually, Ultimus will provide the Trust with an opportunity to review with appropriate Ultimus personnel the adequacy of the 38a-1 Policies and the effectiveness of their implementation. Ultimus shall provide the Trust each quarter with a certification relating to the 38a-1 Policies.

4.8.

Sarbanes-Oxley. Ultimus shall, upon request, provide the Trust not less than annually with a SOC1 Type II report prepared by independent accountants on the system utilized by Ultimus to provide transfer agency processing and record keeping services (“Ultimus SOC1”). Ultimus shall provide the Trust each quarter with a certification relating to the controls described in the most recently issued Ultimus SOC1. Ultimus shall provide the Trust at least semi-annually with a certification relating to the Trust’s N-CSR filing in a format to be agreed upon by the parties.

4.9.

Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Funds’ Auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

4.10.

IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for shareholder income and capital gains (including the calculation of qualified income), sale of fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

4.11.	Market Timing Reports. Ultimus will provide quarterly market timing reports for each Fund.

4.12.	Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

4.13.	Gain/Loss Policy. Ultimus will comply with its gain/loss policy described in its policies and procedures as provided to the Trust.

5.	Dealer/Load Processing

For each fund with a share class that charges a sales load (either front-end or back-end), Ultimus will:

Domini Investment Trust Transfer Agent and Shareholder Services Fee Letter	Page 8 of 10

5.1.	provide reports for tracking rights of accumulation and purchases made under a Letter of Intent;

5.2.	account for separation of shareholder investments from transaction sale charges for purchase of Fund shares;

5.3.	calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

5.4.	track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases; and

5.5.	applying appropriate Front End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

6.	Shareholder Account Maintenance

For each direct shareholder account, Ultimus agrees to perform the following services:

6.1.	maintain all shareholder records for each account in each Fund;

6.2.

as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

6.3.	issue customer statements on a scheduled cycle, and provide duplicate second and third party copies if required;

6.4.	record shareholder account information changes; and

6.5.	maintain account documentation files for each shareholder.

7.	Other Services

7.1.

Ultimus shall perform other services for the Trust that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all out-of-pocket expenses incurred by Ultimus; provided, however that the Trust may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

7.2.

Ultimus shall prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of shares of the Trust as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Trust’s shares with state securities authorities, monitor the sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Trust to make a continuous offering of its shares.

8.	National Securities Clearing Corporation Processing

Ultimus will:

Domini Investment Trust Transfer Agent and Shareholder Services Fee Letter	Page 9 of 10

8.1.

process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

8.2.	make representatives available to respond to broker-dealer questions;

8.3.	issue instructions to each Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

8.4.	provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and

8.5.	maintain shareholder accounts through Networking.

8.6.

complete prospectus and fund data entry for NSCC Mutual Fund Profile Service II (“Profile II”). Ultimus will maintain existing data and will add and maintain new data when required. The Trust will hold Ultimus free and harmless from any losses resulting from incorrect data within Profile II. Ultimus will provide the Trust access to myDTCC, where the Profile II data is maintained, and will provide the Trust the ability to review and approve the data that is entered by Ultimus.

9.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of January 10, 2020.

	Domini Investment Trust On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Carole M. Laible	By:	/s/ William J. Tomko
Name:	Carole M. Laible	Name:	William J. Tomko
Title:	President	Title:	Executive Vice President

Domini Investment Trust Transfer Agent and Shareholder Services Fee Letter	Page 10 of 10